Exhibit 99.1

Evolution Petroleum Reports First Quarter Fiscal 2022 Results and
Declares Quarterly Cash Dividend for Second Quarter

— Net Income of $5.2 Million, Up 135% from Prior Quarter --

HOUSTON, TX / ACCESSWIRE / November 9, 2021 / Evolution Petroleum (NYSE American: EPM) (“Evolution” or the “Company”) today announced financial and operating highlights for its fiscal 2022 first quarter ended September 30, 2021. Evolution also declared a quarterly dividend for the second quarter of fiscal 2022 payable December 31, 2021.

Key Q1 Fiscal 2022 and Recent Highlights

•Produced 5,843 net barrels of oil equivalent per day ("BOEPD") during the current quarter, up 33% from the quarter ended June 30, 2021 (the “prior quarter”);
•Generated net income of $5.2 million ($0.16 per diluted share) in the current quarter, more than double net income of $2.2 million ($0.07 per diluted share) in the prior quarter;
•Increased Adjusted EBITDA(1) more than 80% to $8.5 million from $4.7 million in the prior quarter;
•Continued to fund all operations, development capital expenditures, and cash dividends out of operating cash flow;
•Grew cash balance to $8.0 million and maintained strong balance sheet with no net debt(2) as of September 30, 2021;
•Paid 32nd consecutive quarterly cash dividend on common shares of $0.075, an increase of 50% over the prior quarter;
•Declared the next dividend payment of $0.075 per share, payable on December 31, 2021; and
•Amended the Company’s Senior Secured Credit Facility (the “Credit Facility) effective November 9, 2021 to increase the borrowing base on the Credit Facility by $20 million to a total borrowing base of $50 million with an elected commitment amount of $40 million.

(1) Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.

(2) Net debt represents the Company’s outstanding debt of $4.0 million less cash and cash equivalents balance of $8.0 million as of September 30, 2021.

Jason Brown, President and Chief Executive Officer, commented, “We are pleased to report another quarter of solid performance and cash generation that continues to support our operations, capital investment, and cash dividend strategies that are designed to directly benefit our shareholders. Contributing to our first quarter fiscal 2022 results were higher production volumes and an increase in commodity prices from which we fully benefitted as we remained unhedged. Higher production volumes are primarily tied to receiving our first full quarter of production from our Barnett Shale assets. We continue to be pleased with our newest asset and remain encouraged by commodity prices. The higher commodity price environment also led to increased field activity among our operators, which allowed performance of economically attractive workover projects. Our financial success during the first quarter provides further support of our long-term strategic objectives centered around free cash flow generation and providing a meaningful cash return to our shareholders. Our operational and financial success, coupled with our disciplined and conservative business strategy, have allowed us to provide consistent quarterly cash dividends for the past eight years. We continue to evaluate additional opportunities to add attractive assets that would support this strategy.”

Mr. Brown concluded, “We believe providing our shareholders with a meaningful and sustainable ongoing cash return on their investment in Evolution is critical to the long-term success of our business. In further support of our commitment to continuing sustainable business practices, last week we publicly released our comprehensive inaugural Corporate Sustainability Report. We view our Environmental, Social, and Governance, or ESG, programs and initiatives as a key part of our strategy and another opportunity to further differentiate Evolution in the marketplace. We believe our focus on ESG best practices will prove beneficial, now and in the future, as we use them to inform our evaluations of accretive opportunities to further grow our strong asset base and reserves.”

Financial and Operational Results for the Quarter Ended September 30, 2021

Evolution reported total revenue for the first quarter of fiscal 2022 of $18.9 million, which was a 38% increase from the prior quarter. Oil revenue increased 4% to $8.9 million from the prior quarter primarily due to a 6% increase in realized commodity price partially offset by a small decline in sales volumes. Natural gas liquids (“NGLs”) revenue increased 77% to $4.6 million primarily due to the benefit of a full quarter of production from the Barnett Shale acquisition, as well as a 14% increase in the realized commodity price. Natural gas revenue was $5.5 million, which was a 108% increase from the prior quarter, with the increase driven by the combination of higher sales volumes from the Barnett Shale acquisition and a 36% higher realized price.

Total production for the first quarter fiscal 2022 was 5,843 BOEPD, an increase of 33% over the prior quarter, which was primarily driven by the production benefit from the Barnett Shale acquisition. First quarter production was comprised of 1,456 barrels per day ("BOPD") of oil, 1,713 BOEPD of NGLs and 16,046 Mcf per day (“MCFPD”) of natural gas.

Lease operating costs increased to $8.6 million from $7.6 million in the prior quarter primarily due to increased volumes associated with the timing of the Barnett Shale acquisition and temporarily increased workover activity at Hamilton Dome to restart wells shut-in during the pandemic due to low commodity prices. Partially offsetting the overall increase in lease operating costs were lower CO2 purchases at Delhi due to a suspension of CO2 purchases from July 15, 2021 to August 20, 2021 in order to perform preventative maintenance on the CO2 purchase pipeline. Oil prices increased from the prior quarter leading to an increase in CO2 cost per Mcf as the CO2 purchase price is based on oil price. However, overall CO2 costs were lower than the prior quarter due to decreased volumes from the temporary suspension of purchases. The recently acquired Barnett Shale assets have also driven down the lease operating cost per BOE significantly due to the lower cost per BOE nature of natural gas wells. The combination of lower CO2 purchases and higher natural gas and liquids production volumes helped drive a 16% decrease in current quarter lease operating cost to $16.05 per BOE from $19.02 per BOE in the prior quarter.

Depletion, depreciation, and amortization (“DD&A”) expense increased 15% to $1.5 million quarter-over-quarter due to the increase in production during the current quarter primarily attributable to a full quarter of production from the Barnett Shale acquisition. On a per BOE basis, the Company’s DD&A rate decreased 15% to $2.65 compared to the prior quarter primarily due to an increase in the proved reserves from an increase in the SEC pricing (twelve-month first day of the month average realized prices).

The Company's general and administrative ("G&A") expenses were $1.9 million for the current quarter compared to $1.8 million in the prior quarter. The increase was primarily due to one-time costs associated with the retirement of the Chief Accounting Officer ($0.2 million), professional fees associated with the Barnett Shale acquisition ($0.1 million) and some initial costs for the development of the Company’s inaugural Corporate Sustainability Report including a new website and branded matching Investor Relation materials.

Net income for the current quarter was $5.2 million, or $0.16 per diluted share, compared to $2.2 million, or $0.07 per diluted share in the prior quarter. The increase in the Company's net income is primarily due to increased realized commodity prices and a full quarter of production from the Barnett Shale acquisition.

Adjusted EBITDA increased 83% to $8.5 million for the current quarter from $4.7 million for the prior quarter. On a per BOE basis, Adjusted EBITDA increased 35% from $11.70 per BOE in the prior quarter to $15.84 per BOE for the current quarter.

Operations Update

Net production at Delhi in the current quarter was 118,228 BOE, a 3% decrease compared to 121,911 BOE in the prior quarter. Oil production continues to be adversely affected by the nine-month suspension of CO2 purchases during 2020 due to repairs of the third-party owned purchase supply line that lowered reservoir pressure. Resumption of purchases has yet to significantly restore reservoir pressure, which is projected to increase oil production. During the current quarter, oil production was further impacted by the suspension of CO2 purchases from July 15, 2021 through August 20, 2021 for preventative maintenance on the CO2 purchase pipeline. During the pipeline repairs, the CO2 recycle facilities continued to operate as usual and provided approximately 80% of the typical injected CO2 volumes. The pipeline is owned and operated by Denbury, which completed maintenance on the pipeline and resumed flowing CO2 on August 21, 2021, at the rate of approximately 85 MMcf per day. The operator anticipates being able to increase this rate up to 110 MMcf per day during the next quarter in order to increase reservoir pressure. Current quarter NGL production volumes at Delhi were essentially flat with the prior quarter.

The average oil price per barrel realized by Evolution at the Delhi field during the first quarter of fiscal 2022 was $68.88 compared to $64.68 during the previous quarter, an increase of 6%. The average realized NGL price per barrel was $39.08 compared to $28.69 during the previous quarter, an increase of 36%.

Hamilton Dome production volumes increased 2% to 37,145 barrels in the current quarter compared to 36,453 barrels in the prior quarter primarily due to the operator partially restoring wells previously shut-in due to low oil prices during the pandemic and strategic adjustments to water injection locations and volumes. Most projects in the field remain focused on maintenance or restoring shut-in production.

The average oil price per barrel realized by Evolution at Hamilton Dome during the current quarter was $59.21 compared to $55.93 during the previous quarter, an increase of 6%. Production from the field is transported by pipeline to customers and is priced on the Western Canadian Select index, which generally trades at a discount to West Texas Intermediate (“WTI”).

Net production of the Barnett Shale assets was 382,115 BOE for the current quarter versus 240,009 BOE in the previous quarter, an increase of 59%. As previously discussed, the Company benefitted from a full quarter of production in the Barnett Shale compared to 55 production days in the prior quarter as Evolution’s acquisition of its Barnett Shale assets closed on May 7, 2021.

Balance Sheet, Capital Spending and Liquidity

At September 30, 2021, cash and cash equivalents totaled $8.0 million, and Evolution had $4.0 million of debt outstanding under its revolving credit facility. During the first quarter of fiscal 2022, the Company fully funded operations, capital expenditures, and cash dividends through cash generated from operations and its working capital position, and expects the same for the remainder of fiscal 2022.

For the three months ended September 30, 2021, Evolution paid $2.5 million for common stock dividends and incurred $0.3 million for Delhi field capital maintenance activities. Based on discussions with the operators of the Company's assets, recently resumed conformance workover projects are expected to continue and will likely result in additional maintenance capital expenditures, primarily at the Delhi field. Evolution currently expects such expenditures across all assets to be in the range of $1.0 million to $2.0 million for the balance of fiscal 2022.

As of September 30, 2021, working capital was $15.6 million, an increase of $4.1 million over working capital of $11.5 million at June 30, 2021. The increase in working capital was primarily driven by higher revenues during the current quarter compared to the prior quarter and a temporary increase in the number of months of our Barnett Shale revenue receivables due to the transition of ownership. Total liquidity at quarter end was $34.0 million, including cash and cash equivalents of $8.0 million and $26.0 million of available borrowings on the Company’s Credit Facility.

On November 9, 2021, Evolution entered into the Eighth Amendment to its Credit Facility (the “Amendment”). The Amendment, in lieu of the fall re-determination, increased the Company’s borrowing base to $50 million, an increase of $20 million from the previous borrowing base of $30 million. The Company has elected a $40 million commitment amount resulting in availability to borrow $36 million as of November 9, 2021 under the new borrowing base amount. The Amendment also adds a covenant whereby the Company must hedge certain percentages of future production based on certain utilization percentages of the Credit Facility.

Cash Dividend on Common Stock

The Board of Directors declared a cash dividend of $0.075 per share of common stock, which will be paid on December 31, 2021 to common stockholders of record on December 15, 2021. This will be the thirty-third consecutive quarterly cash dividend on the common stock, which has been paid since the quarter ended December 31, 2013. To date, the Company has paid over $77 million, or $2.34 per share, back to stockholders as cash dividends. Maintaining and ultimately growing the common stock dividend remains a Company priority.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, November 10, 2021 at 2:00 p.m. Eastern (1:00 p.m. Central) to discuss results. To access the call, please dial 1-888-506-0062 (Toll-free United States and Canada) or 1-973-528-0011 (Toll International). The access code for the call is 750105. To listen live via webcast over the internet, go to http://www.webcaster4.com/Webcast/Page/2188/43337 or visit www.evolutionpetroleum.com for a link to the webcast. A webcast replay will be available on Evolution’s website following the call. An audio replay will also be available two hours after the end of the conference call through December 10, 2021, and will be accessible by calling 1-877-481-4010 (United States & Canada); 919-882-2331 (International) with the replay pin number of 43337.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and natural gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and natural gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement, and other exploitation efforts on its properties. Our largest assets are our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field, our interest in a secondary recovery project in Wyoming's Hamilton Dome field, and our recently acquired interests in Texas’ Barnett Shale. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Jason Brown, President & CEO
Ryan Stash, SVP & CFO

(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2021	2020	2021
Revenues
Oil	$8,858,463	$5,379,161	$8,492,223
Natural gas liquids	4,562,218	216,026	2,582,610
Natural gas	5,458,329	189	2,628,245
Total revenues	18,879,010	5,595,376	13,703,078
Operating costs
Lease operating costs	8,625,167	2,397,924	7,577,204
Depreciation, depletion, and amortization	1,527,812	1,410,888	1,326,603
Impairment of proved property	—	9,602,620	—
Net loss on derivative contracts	—	334,966	—
General and administrative expenses*	1,939,909	1,278,698	1,798,521
Total operating costs	12,092,888	15,025,096	10,702,328
Income (loss) from operations	6,786,122	(9,429,720)	3,000,750
Other
Interest and other income	2,477	14,426	4,535
Interest expense	(50,612)	(22,032)	(42,625)
Income (loss) before income tax provision	6,737,987	(9,437,326)	2,962,660
Income tax expense (benefit)	1,519,586	(2,302,178)	746,440
Net income (loss) attributable to common shareholders	$5,218,401	$(7,135,148)	$2,216,220
Earnings (loss) per common share
Basic	$0.16	$(0.22)	$0.07
Diluted	$0.16	$(0.22)	$0.07
Weighted average number of common shares outstanding
Basic	33,533,990	32,955,656	33,510,337
Diluted	33,533,990	32,955,656	33,510,337

* For the three months ended September 30, 2021 and 2020, and June 30, 2021, non-cash stock-based compensation expenses were $197,826, $300,351 and $319,591, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30, 2021	June 30, 2021
Assets
Current assets
Cash and cash equivalents	7,954,878	$5,276,510
Receivables from oil and gas sales	16,304,234	$8,686,967
Receivables for federal and state income tax refunds	3,107,638	3,107,638
Prepaid expenses and other current assets	928,593	1,037,259
Total current assets	28,295,343	18,108,374
Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties—full-cost method of accounting, of which none were excluded from amortization	57,369,403	58,515,860
Other property and equipment, net	9,555	10,639
Total property and equipment, net	57,378,958	58,526,499
Other assets, net	58,742	70,789
Total assets	$85,733,043	$76,705,662
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$10,404,928	$5,609,367
Accrued liabilities and other	654,270	947,045
State and federal taxes payable	1,676,460	37,748
Total current liabilities	12,735,658	6,594,160
Long term liabilities
Senior secured credit facility	4,000,000	4,000,000
Deferred income taxes	5,838,077	5,957,202
Asset retirement obligations	5,661,868	5,538,752
Operating lease liability	10,417	20,745
Total liabilities	28,246,020	22,110,859
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,631,749 and 33,514,952 shares issued and outstanding as of September 30, 2021 and June 30, 2021, respectively	33,632	33,515
Additional paid-in capital	42,737,334	42,541,224
Retained earnings	14,716,057	12,020,064
Total stockholders' equity	57,487,023	54,594,803
Total liabilities and stockholders' equity	$85,733,043	$76,705,662

Evolution Petroleum Corporation and Subsidiaries
Non-GAAP Reconciliation - Adjusted EBITDA
(Unaudited)

Adjusted EBITDA is a non‑GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The Company defines Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization (DD&A), stock-based compensation, other amortization and accretion, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-cash expense (income) items.

	Three Months Ended
	September 30,	September 30,	June 30,
	2021	2020	2021
Net income (loss)	5,218,401	(7,135,148)	2,216,220
Adjusted by:
Interest expense	50,612	18,243	42,625
Income tax expense (benefit)	1,519,586	(2,302,178)	746,440
DD&A	1,527,812	1,410,888	1,326,603
Stock-based compensation	197,826	300,351	319,591
Other amortization and accretion	—	(1,695)	10,868
Impairments	—	9,602,620	—
Unrealized loss (gain) on derivatives	—	(816,610)	—
Other non-cash income	—	(11,612)	—
Adjusted EBITDA	$8,514,237	1,064,859	4,662,347

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,
	2021	2020	2021
Cash flows from operating activities
Net income (loss) attributable to common stockholders	$5,218,401	$(7,135,148)	$2,216,220
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	1,527,812	1,410,888	1,326,603
Impairment of proved property	—	9,602,620	—
Stock-based compensation	197,826	300,351	319,591
Deferred income taxes	(119,125)	(2,160,340)	1,603,067
Net loss on derivative contracts	—	334,966	—
Payments paid for derivative settlements	—	(1,096,472)	—
Other	(2,169)	3,816	(1,021)
Changes in operating assets and liabilities:
Receivables	(7,617,267)	(57,175)	1,450,747
Prepaid expenses and other current assets	108,666	83,150	(6,635,110)
Net operating loss carryback	—	(512,042)	(545,573)
Accounts payable and accrued expenses	4,639,889	250,421	3,151,721
Income taxes payable	1,638,712	122,206	(712,802)
Net cash provided by operating activities	5,592,745	1,147,241	2,173,443
Cash flows from investing activities
Acquisition of oil and natural gas properties	—	—	(18,297,013)
Development of oil and natural gas properties	(390,370)	(153,205)	(288,711)
Acquisition deposit	—	—	2,325,000
Other assets	—	—	—
Net cash used in investing activities	(390,370)	(153,205)	(16,260,724)
Cash flows from financing activities
Common stock dividends paid	(2,522,408)	(823,846)	(1,675,748)
Common share repurchases, including shares surrendered for tax withholding	(1,599)	(7,348)	—
Borrowings under credit facility	—	—	7,000,000
Repayments of credit facility	—	—	(3,000,000)
Net cash used in financing activities	(2,524,007)	(831,194)	2,324,253
Net increase (decrease) in cash and cash equivalents	2,678,368	162,842	(11,763,028)
Cash and cash equivalents, beginning of period	5,276,510	19,662,528	17,039,538
Cash and cash equivalents, end of period	$7,954,878	$19,825,370	$5,276,510

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	September 30, 2021	September 30, 2020	June 30, 2021
Revenues
Oil	$8,858,463	$5,379,161	$8,492,223
Natural gas liquids	4,562,218	216,026	2,582,610
Natural gas	5,458,329	189	2,628,245
Total revenues	$18,879,010	$5,595,376	$13,703,078

Production volumes
Oil (Bbl)	133,929	145,657	136,301
Natural gas liquids (Bbl)	157,593	23,724	101,535
Natural gas (Mcf)	1,476,219	130	963,221
Equivalent (BOE)	537,559	169,403	398,373

Daily production volumes
Oil (BOPD, net)	1,456	1,583	1,498
Natural gas liquids (BOEPD, net)	1,713	258	1,116
Natural gas (BOEPD, net)	2,674	—	1,764
Equivalent volumes (BOEPD, net)	5,843	1,841	4,378

Realized prices
Oil price per Bbl	$66.14	$36.93	$62.30
Natural gas liquids price per Bbl	28.95	9.11	25.44
Natural gas price per Mcf	3.70	1.45	2.73
Equivalent price per BOE	$35.12	$33.03	$34.40

CO2 costs	$917,049	$—	$1,455,780
Other lease operating costs	7,708,118	2,397,924	6,121,424
Total lease operating costs	$8,625,167	$2,397,924	$7,577,204

CO2 costs per BOE	$1.71	$—	$3.65
All other lease operating costs per BOE	14.34	14.16	15.37
Lease operating costs per BOE	$16.05	$14.16	$19.02

CO2 volumes (Mcf, gross)	4,522,020	—	7,468,100
CO2 volumes (MMcf per day, gross)	49.2	—	82.1

DD&A of proved oil and natural gas properties	$1,425,868	$1,362,085	$1,247,659
Depreciation of other property and equipment	1,084	1,810	1,570
Amortization of intangibles	—	3,391	—
Accretion of asset retirement obligations	100,860	43,602	77,374
Total DD&A	$1,527,812	$1,410,888	$1,326,603

Oil and natural gas DD&A rate per BOE	$2.65	$8.04	$3.13